EXHIBIT 99.1

PRESS RELEASE	CONTACT:	Douglas Russell
Rotonics Manufacturing Inc.
(310) 538-4932

FOR IMMEDIATE RELEASE

October 13, 2006

ROTONICS MANUFACTURING INC. ANNOUNCES

FIRST QUARTER EARNINGS PER SHARE OF $.03

Gardena, California (October 13, 2006) – Rotonics Manufacturing Inc. (AMEX:  RMI) today announced that first quarter net income was $389,300, or $.03 per common share, on net sales of $12,652,900 compared to net income of $742,800, or $.06 per common share, on net sales of $12,500,100 for the same period last year.

In the first quarter of fiscal 2007, our net sales increased by 1.2%, or $152,800.  The growth was attributed to our proprietary refuse and industrial product groups that increased primarily in volume by 15.6% and 17.1%, respectively.  Conversely, these revenue gains were offset by an 18.1% decrease in our contract manufacturing product group that has not yet recovered from fiscal 2006’s product turnover.  Although we actively field new prospects for contract manufacturing products, this trend may continue throughout fiscal 2007.

Net income decreased by $353,500 to $389,300 for the three months ended September 30, 2006 compared to $742,800 for the same period last year.  Our current period’s operations were hampered by increased wage costs of approximately $153,200 as we continue to realign our injection molding operations following last year’s related plant consolidation, along with increased raw material costs of approximately $157,400 that was primarily related to a $.05 per pound increase during the quarter.  As we look forward, raw material costs have softened, however they continue to be volatile and may trend higher as we move into the winter months.  These cost increases were partially offset by reduced natural gas costs of approximately $62,600 that had previously escalated as a result of last year’s natural disasters.  In addition, during the first quarter of fiscal 2007, we incurred legal, consulting and other direct costs of $263,500, or approximately $.02 per common share, relating to our pending merger with Spell Capital, LLC.

Learn more about RMI and its multitude of rotonically processed plastic products on our website at www.rotonics.com.

ROTONICS MANUFACTURING INC.

Selected Financial Information

	Three Months Ended September 30,
	2006	2005

Net sales	$12,652,900	$12,500,100

Income before taxes (1)	$634,800	$1,202,600

Income tax provision:
Current	(302,700)	(531,000)
Deferred	57,200	71,200
	(245,500)	(459,800)
Net income	$389,300	$742,800

Income per common share
Basic/diluted:
Net income per common share	$.03	$.06

Stockholders’ equity (2)	$20,271,900	$18,982,100

Net book value per common share (3)	$1.72	$1.59

Common shares outstanding as of September 30,	11,752,300	11,914,200

(1)                                  Fiscal 2006 income before taxes is net of direct merger costs of $263,500, or $.02 per common share.

(2)                                  Net of treasury stock acquired and subsequently retired amounting to $71,100 for the three months ended September 30, 2005.

(3)                                  Computed on the basis of the actual number of common shares outstanding as of September 30, 2006 and 2005, respectively.